AMENDMENT TO FUND PARTICIPATION AGREEMENT BETWEEN

GREAT WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK,

DELAWARE VIP TRUST, DELAWARE MANAGEMENT COMPANY AND

DELAWARE DISTRIBUTORS, L.P.

THIS AMENDMENT TO FUND PARTICIPATION AGREEMENT is made as of this 1 day of August, 2014, by and among Delaware VIP Trust, Delaware Management Company, Delaware Distributors, L.P. and Great-West Life & Annuity Insurance Company of New York (“GWL&A-NY”) (collectively, the “Parties”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

RECITALS

WHEREAS, the Parties entered into to a Fund Participation Agreement dated June 2, 2003, as amended, (the “Agreement”); and

WHEREAS, the Parties desire to add an additional GWL&A-NY separate account which is exempt from registration under the 1933 Act and the 1940 Act; and

WHEREAS, the Parties desire and agree to amend the Agreement by deleting in its entirety Schedule A of the Agreement and replacing it with the Schedule A attached hereto.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereby amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted in its entirety and replaced with the Schedule A attached hereto; and

2.	Paragraph 2.1 of the Agreement is deleted in its entirety and replaced with the following:

2.1   GWL&A-NY represents and warrants that the securities deemed to be issued by the Account under the Contracts are or will be registered under the 1933 Act or exempt from registration thereunder, and that the Contracts will be issued and sold in compliance in all material respects with all applicable laws, rules and regulations (collectively, “laws”). GWL&A-NY further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has a legally and validly established the Account prior to any issuance or sale of units thereof as a segregated asset account under

Section 4240 of the New York Insurance Law and has registered the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts and that it will maintain such registration for so long as any Contracts are outstanding as required by applicable law, unless exempt from registration.

3.   All other provisions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the 1 day of August, 2014.

GREAT-WEST LIFE AND ANNUITY INSURANCE COMPANY

OF NEW YORK

By its authorized officer,

By: /s/ Ron Laeyendecker

Name: Ron Laeyendecker

Title:   Senior Vice President

DELAWARE VIP TRUST,

By its authorized officer,

By: /s/ Patrick P. Coyne

Name: Patrick P. Coyne

Title:   President

DELAWARE MANAGEMENT COMPANY,

A SERIES OF DELAWARE MANAGEMENT BUSINESS TRUST

By its authorized officer,

By: /s/ Patrick P. Coyne

Name: Patrick P. Coyne

Title:   President

DELAWARE DISTRIBUTORS, L.P.

By its authorized officer,

By: /s/ J. Scott Coleman

Name: J. Scott Coleman, CFA

Title:   Executive Vice President

SCHEDULE A

Separate Accounts

Name of Separate Accounts

Great-West Life & Annuity Insurance Company of New York Accounts:

Variable Annuity-1 Series Account

Variable Annuity-2 Series Account

COLI VUL 1 Series Account

COLI VUL 2 Series Account

COLI VUL 4 Series Account